Exhibit 99.01

DexCom, Inc.	DexCom 3rd Quarter Earnings Release

DexCom 3rd Quarter Earnings Release

DexCom, Inc.

27938027

Terry Gregg

November 4, 2010

1:30 pm Pacific Time

Operator:	Welcome to the DexCom Third Quarter Earnings Release Conference Call. My name is Anthony, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I would now like to turn the call over to Terry Gregg. Mr. Gregg, you may begin.

Terrance H. Gregg:	Thank you, and thanks for joining us today for our Third Quarter Earnings Conference Call. Joining me today is Steve Pacelli, our Chief Operating Officer; and Jess Roper, Chief Financial Officer.

I’m going to Steve lead it by safe harbors.

Steven R. Pacelli:	Thanks, Terry. Some of the statements that we will make in today’s call may constitute forward-looking statements. These statements reflect management’s expectations about future events, operating plans, and performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to be materially different from those expressed or implied by any of these forward-looking statements is detailed under the section Risk Factors and elsewhere in our Annual Report on Form 10-K, our quarterly reports on our Form 10-Q, and our other reports filed with the SEC. We undertake no obligation to update publicly or revise these forward-looking statements for any reason.

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Terry.

Terrance H. Gregg:	Thanks, Steve. Jess is going to start us off today with a financial review of the third quarter. Then I will follow with commercial update. Then we’ll spend some time talking about the clinical and regulatory environment, including the Food and Drug Administration, our standalone technologies, and our partnerships, and then we can move to your questions.

Jess.

Jess Roper:	Great. Thank you, Terry. DexCom recorded product revenue of approximately $10.8 million for the third quarter of 2010 compared to 4.6 million for the same quarter in 2009, an increase of 133%. Sequentially, product revenue for Q3 increased by 19% from the prior quarter. During Q3, we sold over 3,900 systems. And sequentially, sensor revenues were up 23% from the prior quarter. Total revenue for the third quarter of 2010 was 11.7 million compared to 7.3 million for the same quarter of 2010 and included - - or in 2009 and included 0.9 million of development grant and other revenue from our development and collaboration agreements with Edwards Lifesciences and Animas Corporation. Sequentially, development grant revenue declined from 2.7 million to 0.9 million as we reforecasted the timeframe for recognition of the balance of our development grant revenue from the end of 2010 to the end of 2011. Our decision to reforecast the recognition of our development grant revenue was based on longer than expected development and regulatory review timelines

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under our development and collaboration agreements with Edwards and Animas. Terry will elaborate on this during his prepared remarks. We will recognize the same aggregate amount of development grant revenue; but going forward, the amount recognized per quarter will drop from approximately 2.6 million to 0.9 million and will now be recognized over a longer period of time, through the end of 2011. These quarterly amounts exclude any milestone-based payments that we may also earn. The impact of our change and recognition of our development grant revenue to our net loss in the third quarter was an increased loss of approximately $1.7 million.

Cost of sales, including both product and non-product, totaled 8.2 million for the quarter. Product cost of sales totaled 7.0 million for Q3 of 2010 compared to 4.6 million for the same quarter 2009. Sequentially, product cost of sales increased by 0.7 million from Q2 to Q3 of 2010 due to the increased number of starter kits and sensors sold during the quarter. The corresponding improved gross margin totaling 3.8 million were 35% in Q3 compared to 2.7 million, or 30%, in Q2 in the prior quarter was mainly due to additional product revenue.

During the third quarter, we increased inventory, primarily hardware components, by $2.3 million in the prior quarter in anticipation of Flextronics, our contract manufacturer relocating our production line and in anticipation of increased sales volumes. Flextronics is in the process of relocating our production line from California to China. We expect the new production line to be validated and subsequently approved by the FDA in Q1 of 2011 and for production to start immediately thereafter. We also expect to add some additional hardware inventory in Q4 of this year in anticipation of the move and then to manage this inventory down beginning Q1 of 2011. In addition, we expect to increase our

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sensory inventories in Q4 to account for a shutdown of our internal sensor manufacturing lines for approximately two weeks during Q1 of 2011 to perform upgrades and maintenance. This may lead to a small improvement in gross margins in Q4 due to an increase in manufacturing overhead absorption. Conversely, during Q1 of 2011, we anticipate a slight softening of our product margin as we manage our inventory levels down.

Development and other cost of sales totaled 1.2 million for the third quarter of 2010 compared to 1.8 million during the same quarter in 2009. The decline was primarily due to lower expenditures related to the development of our hospital-based system. Sequentially, development and other cost of sales increased slightly quarter-to-quarter.

Research and development expense totaled 6.2 million for Q3 compared to 3.5 million in Q3 of 2009. The increase in R&D cost was attributed to additional efforts associated with our next generation ambulatory products. Sequentially, R&D costs increased by approximately $0.7 million from the prior quarter.

Selling, general, and administrative expense totaled 10.4 million in Q3 of 2010 compared to 8.9 million in Q3 of 2009. The increase was primarily due to additional selling, customer service, and information technology costs to support revenue growth. Sequentially, SG&A remained flat over the prior quarter.

Our net loss for the quarter totaled 13.4 million compared to 13.5 million during the same quarter in 2009 and included 3.5 million in noncash charges. Sequentially, quarter-to-quarter, our net loss increased by $1.7 million, primarily due to recognizing a lower amount of development and grant revenue during the

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quarter, as previously discussed. During the quarter, we converted out the remaining $4 million of our convertible debt, leaving a balance of zero at quarter-end. The loss per share was $0.23, and we ended the quarter with 32 million in cash, restricted cash, and marketable securities.

I would now like to turn it back to our President and CEO Terry Gregg.

Terrance H. Gregg:	Thanks, Jess. Well the third quarter of 2010 represented yet another quarter of sequential growth for DexCom. We were extremely pleased with our performance as we again exceeded analysts’ consensus estimates for starter kit sales and product revenue, and we achieved a positive product gross margin of 35% for the quarter.

Highlighting some key metrics from the third quarter: Total product revenue grew approximately 19% sequentially from Q2 2010 to Q3 2010 and was up 133% compared to the third quarter of 2009. We sold approximately 3,900 starter kits for the SEVEN PLUS in the third quarter, amounting to an 11% increase in starter kits compared to Q2 2010 and up 84% compared to the third quarter of 2009, and we posted an increase of approximately 23% in sensor revenues quarter-to-quarter as the stickiness among patients who go on the system continues to grow. We are pleased to report that the demand for our SEVEN PLUS remain strong heading into the fourth quarter. And as we have discussed previously, the fourth quarter is historically a strong quarter for product sales in the durable medical equipment business.

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Our pipeline of new patient referrals continues to expand and we expect the positive trends in sensor utilization we have witnessed thus far in 2010 to continue during the fourth quarter. We also continue to work diligently to deliver our message of convenience, performance, and simplicity to patients and caregivers alike. We continue to drive home our message, supported of course by published clinical outcomes data that all sensors are not created equal. With a substantially larger field presence, we expect our competition will continue to attempt to create confusion in the marketplace with regards to sensor performance. Nonetheless, with the best performing commercial sensor, we will stay the course and we will continue to win the hearts, minds, and loyalty of patients and healthcare providers. With only 26 direct field sales personnel, commercial reach is one of our greatest challenges, yet we continue to make excellent progress in gaining share.

Heading into 2011, we expect to add a modest number of additional sales and clinical personnel to our field ranks, and we may explore one or more partnership arrangements involving the promotion of our standalone CGM systems in order to supplement our direct sales force without significant additional expense.

Shifting now to an update on clinical and regulatory affairs. In early October this year, we were subject to a follow-on site inspection by the Los Angeles District Office of the Food and Drug Administration. As you’ll recall, several months ago, we received a warning letter from the agency. We worked cooperatively with the FDA in response to the warning letter and we’re pleased to report that we concluded this follow-on site inspection with no 483 observations. Additionally, just this week, we received written notification from the FDA that we had resolved to their satisfaction all outstanding issues cited in the warning letter.

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As you are all well aware, under the leadership of Dr. Margaret Hamburg, the FDA is undergoing sweeping changes to its review and approval policies and procedures and has set forth as a priority an effort to improve the level of regulatory science the agency applies to all medical devices to better assess, evaluate, and review products. The FDA has embraced a renewed focus on patient safety and risk avoidance. Dr. Hamburg has emphasized publicly that it is the agency’s responsibility to promote and protect public health into the 21st Century. As a result, the medical device industry is in the midst of a sudden and dramatic shift in the requirements for product approvals. This has created an atmosphere of unpredictability and uncertainty surrounding the submissions process. And in many instances, it is not altogether clear what the agency will require or expect of new submissions, particularly for companies seeking clearance under the 510(k) regime.

We are living an era of heightened scrutiny where requests for additional information are becoming commonplace and consequently approval times are extended. As we mentioned during our last earnings’ call, we filed a PMA supplement relating to our fourth generation ambulatory sensor during the second quarter, and we have now received a formal written response from the FDA. To call the response comprehensive would be an understatement. Although the Gen IV filing has been classified as a PMA supplement by the agency, we had been requested to provide substantial additional information. For example, we’re being asked to repeat certain systems tests that we conducted in support of our original PMA application back in 2004 and 2005. In many ways, this feels like a full PMA review rather than a PMA supplement. Nonetheless, we are working collaborative with the FDA as we formulate our response, and I am extremely proud of our regulatory team and their continued ability to foster a cooperative relationship with the agency, even in this era of enhanced scrutiny and evolving regulation.

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In fact, we believe we have identified an opportunity to accelerate review of our next generation hardware platform as part of an amended Gen IV filing. Specifically when we conducted the pivotal trial to support our Gen IV sensor filing, our next generation hardware platform, which includes a smaller receiver form factor with a colored screen and a modified transmitter with more robust transmission frequency, was still in the development stage. Due primarily to the manufacturer ability and scalability benefits provided by the Gen IV sensor, we elected to move forward with the trial and subsequent filing of the Gen IV sensor paired with our legacy hardware platform. Now as part of a comprehensive response to the FDA, we intend to include not only the additional information requested by the agency concerning the Gen IV sensor, we expect to include data to support approval of our next generation hardware platform. This would enable us to launch a more robust fourth generation system.

To facilitate this, we expect to complete a small additional clinical trial with a Gen IV sensor paired with our next generation receiver and transmitter and file an amendment to our Gen IV PMA supplement during the first half of next year. Although we cannot predict the ultimate decision or timing for a decision by the FDA, we believe this amended Gen IV submission will be incorporated into the current Gen IV 180-day review cycle, give or take a few months. So while our time aligned for launching the Gen IV system will be slightly delayed through an open and transparent dialogue with the agency, we believe we will be in a position to provide the additional information requested of us regarding the Gen IV senor and, at the same time, accelerate review of our next generation hardware platform, which would position us to launch yet another best in class CGM system during the second half of the year.

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Shifting to our combination products, the regulatory uncertainty facing the insulin pump market is particularly daunting. Insulin pump companies today are faced with the likely prospect of having their pump products regulated under a new subset of Class 2 devices where approval standards are in a state of flux and human clinical data requirements are unclear. This changing landscape will certainly impact approval timelines in the United States for our integrated systems with Animas and Insulet, as I suspect it will for Medtronic and the numerous small privately-funded pump companies seeking to bring new pump products to market.

As you know, we filed a PMA supplement seeking approval of an integrated insulin pump continuous glucose monitoring system with Insulet Corporation earlier this year. We’ve now received a formal written response from the agency regarding our submission; and much like the response to our Gen IV submission, the FDA has requested substantial additional information, including additional human clinical trial data concerning the safety of insulin delivery by the system. We are working with Insulet to formulate an appropriate response to the agency. But due to the time and expense associated with conducting an additional clinical trial, Insulet is evaluating whether it makes sense to move forward with the existing combination product that uses our SEVEN PLUS and the current OmniPod or whether it would be more beneficial for potential patients to incorporate our current or future generation CGM technology into Insulet’s next generation OmniPod platform and conduct a more expansive trial as requested by FDA.

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We are also exploring the opportunity to submit an IDE relating to the existing combination product for research purposes which would allow us use of the system in various artificial pancreas studies in the near-term. With respect to our integrated system with Animas Corporation, we’re pleased to report that we have concluded development and are nearing completion of final systems testing. However in light of the uncertain clinical regulatory landscape I just mentioned and based on our review of the additional information requested by FDA in response to our PMA supplement filing with our combination product with Insulet, we are seeking a pre-IDE meeting with the agency to determine the best clinical path to support approval of our combination product with Animas in the United States. While this path will not enable us to file a PMA supplement for the Animas system this calendar year, we believe that working on a collaborative basis with FDA prior to conducting a human clinical study is the most prudent course of action from a timing perspective and certainly the most cost effective way to proceed. In addition, we remain committed to filing for CE mark approval before the end of this year and expect to be in a position to launch the combination product in Europe during the first half of next year.

We also mentioned during our last earnings’ call that we had submitted a 510(k) application for our first generation IV-based continuous glucose monitoring system developed in collaboration with Edwards Lifesciences. We have now received a formal written response from the agency regarding this submission and, no surprise, the FDA is asking for additional information. We are currently working with Edwards to determine the most appropriate response regarding the Gen I system. However, we have made considerable progress in the development of our second generation system, and we have agreed with

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Edwards that should the agency require additional systems testing or additional human clinical data to support the Gen I 510(k) filing, our most prudent course would be to focus on completing Gen II development and filing for CE mark approval. As Edwards’ CEO Mike Mussallem mentioned during the Edwards’ earning call last week, this may enable us to launch the second generation product in Europe before the end of next year. We expect to work with the agency to ensure that our Gen II clinical protocols, systems testing, and ultimately our FDA filing for Gen II meet the FDA’s evolving requirements. If we shift from Gen I and focus our efforts solely on Gen II, we would expect to work with Edwards to appropriately modify our contract to account for our milestone payments.

I now want to spend a few moments talking about advanced technology. Certainly driving the Gen IV system and our partnership products through the regulatory process to commercialization remains a primary focus of our clinical, regulatory, and R&D teams. However, we cannot lose sight of the value of innovation to the development and growth of the CGM category and as critical for us to maintain our technology advantage over competition. We continue to make progress on our fifth generation sensor system, which we are developing not only as an advanced ambulatory sensor, but also as a subcutaneous sensor for use in the hospital outside of critical care. We continue to believe maintaining good glycemic control as patients transition from the ICU to other areas of the hospital is important in reducing morbidity and mortality, thus positively impacting the economics of caring for these patients.

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So in conclusion, DexCom is on track for a strong 2010 as the market leading performance of our CGM technology continues to improve the lives of people with diabetes. Just last month, we were pleased to learn that the American Association of Clinical Endocrinologists, or ACE, published consensus guidelines for CGM. This is the first ever full consensus statement on CGM by ACE and is based on both the clinical experiences of ACE members and published clinical data. ACE recommends CGM for patients who are frequently hypoglycemic, who have A1c levels over their target, who experience large variability in their glycemic levels, who need to lower their A1c levels without increasing hypoglycemic events, and/or who are pregnant or are planning to become pregnant. In the ACE press release, it was noted that CGM technology will likely become a key component of comprehensive diabetes management, particularly with type 1 diabetes patients, and that consistency of use is key. As studies have shown that the more consistently CGM is used, the better the result for the patient. We were obviously pleased to see a consensus statement of this nature by the leading organization of endocrinologists in the United States.

Certainly, the regulatory environment in which we are operating is challenging. So much so that on October 12, 2010, a group of congressional lawmakers sent a letter to Dr. Hamburg asking her to delay the implementation of certain changes that the agency is considering for the 510(k) program. Lawmakers have raised concerns that their implementation could prevent companies from using important evidence in product applications, delay the introduction of innovative new therapies, and potentially upset the delicate balance that exists between providing information to the public and protecting intellectual property.

I’m often asked about my greatest fears facing our industry. Honestly, it is a fear that the American medical device companies, long known as the leaders in medical innovation, will be forced to look to international markets to first launch

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new products where barriers to entry are less stringent. This could have a severe impact on the quality of care for patients in the U.S. and for our economy. At the same time, I am reminded how fortunate we are to have a best in class FDA approved commercial product in the SEVEN PLUS that is making a difference in the lives of our patients each day, and that’s a trajectory of our growth both as a category and our company puts DexCom in a very enviable position despite the challenges of the current regulatory environment. We will continue to aggressively invest in our future, which we believe is very bright.

Thank you, and we’ll now entertain questions.

Operator:	Thank you. We will now begin the question-and-answer session. If you have a question, please press star then the one key on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then the one key on your touchtone phone.

Our first question comes from Tom of Piper Jaffery. Please go ahead.

Tom Gunderson:	Hi. So that was a lot on the FDA, so let me see if I can dig in a little bit and just make sure that I caught it. On… If we look at Gen IV… Terry, I’m sorry, you did a good job of going through a lot of this, but I’m not sure I caught it. If I take it to the bottom, are you going to do a sensor plus legacy hardware or are you just skipping over that and going to sensor plus the new hardware?

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Terrance H. Gregg:	We’ve already done the legacy with the Gen IV in the pivotal trial. But because they ask for additional, not only sensor information, Tom, we’ve elected now to do the next trial as a brand new system in terms of the Gen IV, which hasn’t changed and that’ll be add-on to the clinical data that they already have, plus the new hardware, the new transmitter, as well as global receiver.

Tom Gunderson:	And that’s what will be launched first?

Terrance H. Gregg:	That… Correct, that will be launched first.

Tom Gunderson:	Okay. And then I know this is painful, but I just have to make sure I understand it, and that is: On the Animas pump, which is approved, and your SEVEN PLUS, which is approved, they’re asking for more data?

Terrance H. Gregg:	Yes, I think if you look at this whole area with regards to 510(k), back a few months ago, they, they being FDA, issued new pump proposed guidance, that said — and the creation between Class 2a products and Class 2b products and pumps, insulin pumps, other pumps, LVPs were also included in this proposed Class 2. The Class 2 now requires under the guidance proposal, and then I’ll add the fact that they’re actually using that and rejecting 510(k) applications from pump companies today, even though it’s a guidance document, not officially sanctioned guidelines, that that requires clinical trial and the actual pumping of insulin. So we have to go through that yet the Animas product.

Steven R. Pacelli:	Tom, just to clarify, actually you’re referring to the Insulet combination. Insulet, if you recall, is paired with the SEVEN PLUS.

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Tom Gunderson:	Yep.

Steven R. Pacelli:	The Animas product when complete and filed will be paired with the Gen IV sensor.

Terrance H. Gregg:	Thanks, Steve. Yeah.

Tom Gunderson:	So still it’s… I understand the rules as they’ve been put out there, but seems like on the cusp were already approved might have gotten a buy, but they didn’t. So you got to join the crowd.

Terrance H. Gregg:	No, I think in this regulatory environment, no one’s getting a buy.

Tom Gunderson:	Yeah, that’s what it feels like. You... It applies to not only the development and the launch of new products; but as you pointed out in the beginning, it also applies to how we recognize the developmental revenues. Can you give us a sense of what you’re looking at for new timing for Gen IV Edwards, Animas, and Insulet in the U.S.?

Terrance H. Gregg:	Well let’s — that’s three different systems, four possibly as we relate to it. I think in the case of… Let’s start with Gen IV. That’s most near and dear to our hearts today.

Tom Gunderson:	Yep.

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Terrance H. Gregg:	We will respond to the agency in the early part of next year, can’t give you an absolute date when we expect to have that filing. If, as I mentioned in my prepared remarks, we still fall under that 180-day review, the expectation would be late next year we could introduce a product in the U.S. Again, I caution everyone, this is a moving target as it relates to the FDA and anything I’m sitting here as trying to look through a crystal ball that is quite cloudy. I think then if you look at Animas as the next kind of combination, since it is using Gen IV, we can’t get that product — combo product approved certainly until the Gen IV product is approved in the United States. But as I mentioned, we have already filed the Gen IV with the agency. We have filed with our notified body. I think getting it into the international sector in the first half of next year is something that is very doable, unfortunately then it puts us in a position where the U.S. is a secondary market to the European sector for that combination product.

And same situation is in the Edwards Lifesciences. Again, prepared remarks say that if the agency is going to come back and force us to do more work on the Gen 1, that was never intended to be a fully commercializable version. That was gain to awareness and understanding at the user level and to then come forth with a Gen II product as a full commercializable product. That is still the intent. I think given the — what Mike said in the Edwards’ remarks and what I said earlier today, we would look to introduce that in the European sector late next year, towards the fourth quarter of next year.

The Insulet situation’s a bit more difficult to describe. Only from a standpoint is that Insulet’s got to make some decisions as to what they want to do going forward, either to move forward with the SEVEN PLUS or if they make the decision to go to Gen IV or even Gen V for the future product as they look at their own economic situation and make that decision if they’re going to combine that with their next generation system. I think those discussions are ongoing, no

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definitive answers have come of that. I’ll just tell you, my opinion is if I were driving the ship, I’d be launching with the SEVEN PLUS because I would certainly want to have some cannibalization going on of the existing pump combo by Medtronic, but I don’t make that decision.

Tom Gunderson:	Got it. I’ve got a ton more, but I’ll pass for now and get back in queue. Thanks, Terry.

Terrance H. Gregg:	Uh-huh.

Operator:	Our next question comes from Bill of Canaccord Genuity. Please go ahead.

Bill Plovanic:	Great. Thank you. Can you hear me?

Terrance H. Gregg:	Yeah, Bill.

Bill Plovanic:	Great. Thanks. So wow. We’ll start with kind of off the last question. Do you currently have an agreement with Insulet for the next generation, the Gen IV, or that’s the decision they have to make whether they would option that in?

Terrance H. Gregg:	We’ll let Steve answer.

Steven R. Pacelli:	Yeah, Bill, the answer is: No, not specifically. Our current contract does not provide for access to our future technologies, but certainly we’re open to discussing that with them be it, as Terry mentioned, Gen IV or potentially even Gen V depending on the development timelines there. I think the big question is

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whether we push forward hard and fast with the current developed product which incorporates the Gen III technology versus looking at something that would require some additional development, time, and expense and additional clinical work. So that’s really a decision for the Insulet team at this point.

Bill Plovanic:	Okay. And then to gain clarity on the — I’m sorry, on the Edwards, you mentioned the E.U. second half ‘11 with the Gen II, could we hypothesize then that the U.S. would be a late 2011 or probably even 2012 as you just gain experience with that Gen II in Europe?

Terrance H. Gregg:	Well, we’re still at this point in discussion with the agency with regards to Gen I. And once we have a definitive answer from them as to what they’re really looking for, then that will be the basis for what we do with Gen II in the U.S. But let’s assume for discussion that they’re going to ask us to do more systems testing and more additional clinical work on the Gen I, that doesn’t make sense on a product that we only intended to have limited introduction just to gain experience with, so we would move much faster to Gen II. Therefore under that scenario, Bill, Gen II in the U.S. would be a 2012 and my guess at this point, given what I know, followed — following the Gen II E.U. introduction. But again, it’s a little bit… I don’t have good analytics on that yet because we don’t have all the information from the Food and Drug Administration yet.

Bill Plovanic:	And then a tougher question, I guess: If you decide to just skip Gen I and go right to Gen II, did you get a milestone payment from Edwards?

Terrance H. Gregg:	I think I mentioned in the prepared remarks, yes, there are. If you look back at the agreement, there’s a $2.5 million Gen II CE mark and a 5 million Gen II FDA approval and then a Gen — a 2 million Gen II Japan approval, so I think the question is on the Gen I FDA approval of 2.5 million, plus some additional developmental dollars, that’s what has to be reworked in the contract.

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Bill Plovanic:	Okay. And then just on the nature of the additional data, obviously this all takes time, but is there anything in there that would be longer-term follow-up than what you’ve normally done in any of your studies?

Terrance H. Gregg:	No. No, I think the — some of the challenge... You know in the world of glucose metering, there’s a lot of debate that’s going with regards to the current ISO standard. And so, as you know, there was, first, the PQQ enzyme issue and then there was a recommendation that the ICO standard be tightened. That has not been officially done and so the agency has yet to give us I think clear targets as to what their requirements are. Therein lie some of our problem. They don’t know what they want yet and so therefore it’s kind of hard for us to plan accordingly, even to initiate additional bench top work or even additional clinical work. We don’t know what the target is, and I don’t think they yet know what the target is. So it’s a little bit of a conundrum and very frustrating for the industry to try to target something that is yet to be defined.

Bill Plovanic:	Okay. And then what type of ASPs did you see on your starter kits?

Jess Roper:	We had ASPs of about $800 this last quarter.

Bill Plovanic:	Really, so it’s going up?

Jess Roper:	It’s gone up a little bit steadily quarter-by-quarter.

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Bill Plovanic:	Well the good news is: The base business continues to perform very well. Thank you very much.

Operator:	Our next question comes from Ben of William Blair. Please go ahead.

Matt:	Good afternoon. It’s actually Matt in for Ben. Kind of following up on Bill’s question a little bit, if we could talk about that base business. I mean the performance in the quarter in what’s typically a seasonally soft quarter was very good. Can you talk about the patient flows in the quarter? Was it a function of reimbursement, that (inaudible) kind of improving a bit? Did you get better penetration of MDI patients? Can you just talk a little bit about the patient flows in the quarter?

Terrance H. Gregg:	Yeah. No, it’s — it all boils down to more patients coming in, so that’s the start of the cycle. Certainly our — I won’t call it the backlog, but the folks that are in line as they’ve come in into our — we call them opportunities. That flow has increased, certainly both from pump patients, as well as from MDI patients. I think we’re still running the last survey around 60% pumps/40% MDI patients. I think an increasing number of patients are using the product more consistently, and that’s the term — we use this term “stickiness” from the standpoint, but we’re seeing more patients who use the product 24/7 rather than either not using the product 24/7 or even deciding not to use the product at all. And so I think that’s all contributing to this growth. I also think, there’s just greater awareness of CGM as a category, so we’re beginning to get exposure beyond the traditional just endocrinology group treating type 1 patients. We see referrals coming in from internal medicine, from family practice, and general practitioners that are now

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much more aware of CGM as a category. Obviously having the ACE group come out with a positive recommendation is huge because many of the folks who are non-endocrinology specialists but have large diabetes practices look to ACE for their recommendations of treatment therapy. So I think it’s just a whole combination of: Our product is performing extremely well. We’re producing the best sensors in the history of this Company in terms of accuracy, durability, and just the general robustness. Each quarter we tend to get better just as we increase in volume and move to more of a manufacturing controlled environment, less variability. And at the same, you’ve got a growing awareness of CGM as an instrumental tool in reducing the amount of glycemic variability for those patients, so there’s no one thing that is driving it. I think it’s a combination.

Matt:	Okay. And then just flipping over to the production side of things, and I caught a little bit of what Jess was saying late, but the move to Flex, that’s new news to me. Are you… Just walk us through that again a little bit in terms of — I think you said you’re going to ramp up inventory in Q4 in anticipation of that, move the manufacturing over there in Q4, then it’ll come on line in Q1. You’ll start to work down that inventory beginning of next year. When do you think that you’ll start to really see the benefits of Flex and then any sense of it longer-term, even on the Gen III product, where the cost per system can go in terms of manufacturing out of China?

Terrance H. Gregg:	Well I don’t think that when we look at the opportunities from a reduction in COGs, that’s really at the sensor level more so than at the hardware level. We do expect to see some reduction by moving to China, but it’s… When we talk about the great reductions, that’s really Gen IV manufacturing when we talk about COGs. I think there is some 5 to 10% upside moving to China on the

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hardware side. But again, that’s why we were stressing to move into Gen IV. That’s why we ran the pivotal trial with legacy hardware from that standpoint because there were so many benefits on the manufacturing scalability of Gen IV, so we’re having to postpone that as a result of the agency delay, but the hardware is as I’ve stated.

Matt:	Okay. And then one last one, and apologize, it’s a bit of a tough one. But just given the delay in the integrated systems, margins, gross margins likely to be a bit softer than people had modeled, and then additional spending on SG&A for new reps, and then some more R&D spending, I mean how do you feel about your cash position? Do you think you’ll need to come back to the markets to raise more money or do you think you can get to profitability with existing cash balances and other financing options?

Terrance H. Gregg:	Well we still... We excited the quarter at 32 million and still another 17 million due us from the milestone payments, a million we should get from Animas yet this year and 4 million in the first half from Animas as we hit that milestone in the first part of next year for OUS*. We’re always looking at it from a standpoint. Obviously, we’re sensitive to our cash needs. We discuss it with the Board routinely, and we keep an eye on the ball from that standpoint, but that’s about the only way I can address it. I always remain anti-diluted myself, but we have to do what’s in the best interest of the Company.

Matt:	Okay, thank you.

Operator:	Our next question comes from Richard of Wedbush. Please go ahead.

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Richard Lau:	Hi, guys. Thanks for taking my questions. I think I’m all set on the FDA stuff. But I was wondering, you were talking about increased stickiness in the quarter, can you comment at all on how long patients are now wearing the sensor per week or per month?

Terrance H. Gregg:	Well let’s get to the…

Richard Lau:	Best guess.

Terrance H. Gregg:	They’re supposed to wear it a week at a time.

Richard Lau:	Right.

Terrance H. Gregg:	That’s the indication for use, and that’s all we promote and recommend. That said, obviously even by evidence of some of the questions that FDA is asking us on the Gen IV and their comments to us that: DexCom we know the patients traditionally wear your sensor for a longer period of time than the recommended use. As a result of that, they’ve asked us to do some additional testing relative to in-dwelling time in patients of a longer nature. So we… I would say I can only reflect on that if you look at people like Close Concerns that have indicated some — in their surveys, over 75% of the patients on DexCom tend it to wear it routinely and vigorously, and that’s what we’re continuing to see, those types of reorder patterns, which would indicate the patients when they go off or they cease wearing the sensor regardless of what the timeframe is that they immediately put a new sensor on and activate it, so we’re beginning to see that continue to creep up, and I think that’s positive. That’s where we’re seeing that stickiness.

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Richard Lau:	Okay great. And then just can you guys comment at all about type 2 clinical trials going on? I believe there was a Walter Reed study that was scheduled to complete in September.

Terrance H. Gregg:	Yeah, the only thing we know, now there’s a meeting next week in Bethesda at the Diabetes Technology meeting.

Richard Lau:	Yep.

Terrance H. Gregg:	I don’t know if Dr. Vagirski* is going to be presenting. We know that the last patient should be enrolled this month, so I wouldn’t expect anything if… At best, we get interim data next week, and I doubt… He’s… I think given the nature, it’s a 100 patient clinical trial for a year type 2 patients, half on SMBG/half on CGM. My suspicion is that he’s going to want not to disclose information and probably wants to present it at ADA here in San Diego in June and wants to not jeopardize having it in a major peer review journal, but that’s kind of the stat — that’s the only status I know.

Richard Lau:	Okay, thanks. And then one last question. I was kind of poking around on your website. I’ve noticed for a little while now that it says you guys are making upgrades to the online store. Is there any sense to timing when that — the online store will be up and running?

Steven R. Pacelli:	Yeah, I mean it’s a project that we’re currently undertaking. It’s a 2011 project for sure. It’ll be launched… I can’t give you an exact time in 2011. It’ll be launched first, Richard, with respect to reorders and then — so we’re going to roll it out incrementally for reorders first and then for new patients to the therapy.

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Richard Lau:	Okay, thank you.

Operator:	Our next question comes from Mimi of Weeden & Co. Please go ahead.

Mimi Pham:	Hi. Good afternoon.

Terrance H. Gregg:	Hi, Mimi.

Jess Roper:	Hi, Mimi.

Mimi Pham:	Regarding the FDA requirement for clinical trial data for the integrated OmniPod and SEVEN PLUS, you’re using both devices the same way, except for the screen’s combined on one PDM. Can you just help us understand what their concern is and what they might get out of a clinical study?

Terrance H. Gregg:	Well let’s date back for a period of time. FDA’s never had the opportunity because of the 510(k) mechanism to push these companies in this direction. That’s a pump company, so we have to separate this. They want to see insulin being pumped, has very little to do with DexCom, has almost everything to do with the pump side of the equation and then the integration. We’ve done all the human factors work that we needed to do showing that patients could use the different screens. They could toggle between them effectively. They understood all of those applications. So now it’s once these pump guidelines went in to

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place… And Dr. Hamburg has stated publicly that the reason that they want to move pumps into this Class 2b is because over the last few years, there have been over 50,000 reported MDRs for pump problems, both in insulin pumps reported by insulin groups, as well as people like Baxter, CareFusion, and Hospira and their large volume pumps in the hospital. So we have to… Even though you have a 510(k) notified pump that’s been on the market and you have a PMA approved CGM that’s been on the market for a number of years, they now take this opportunity, they being the agency, to say, “Ah-ha, now we want you to do this,” which they should’ve been doing all along. I can’t really… And remember, I spent nine years in the pump world, I can’t really fault the agency from that standpoint. I mean I’ve long said, I — it amazed me that the pumps were 510(k) products that carry around anywhere from 180 to 300 units of insulin, which is potential lethal amount of insulin, and so they were never quite required to do all the types of clinical evaluation that other more significant risk devices were subject to. So I think it’s just the agency flexing their muscle to say, “Now we have this. We have a rationale.” Remember, Dr. Hamburg, publically, it is their, FDA’s, responsibility to promote and protect humans in a clinical setting into the 21st Century,” and they’re exercising their muscle.

Mimi Pham:	And you use the word “substantial,” did you guys get some sort of indication of trial — patient trial size and follow-up timelines?

Terrance H. Gregg:	No, not… I think the… If you’re talking about the integrated product

Mimi Pham:	For the integrated product, correct.

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Terrance H. Gregg:	No, I think it’s just… That’s part of the require… We’ve got to go back to the them. Insulet and DexCom make a decision as to the path forward. Go back to them, secure their prior approval of the clinical trial protocol and then move forward from there. I can tell you, I was at AdvaMed two weeks ago, Dr. Hamburg spoke there and made a recommendation to 1,700 attendees that whatever they’re doing, they want to be part of the protocol development process, so we can fit them or we can work in a collaborative fashion. We have, we DexCom, have elected to work with them in a collaborative fashion and present those in advance, those protocols.

Steven R. Pacelli:	And I think that’s reflected, Mimi, in our path forward with Animas. Rather than stay the course that we had charted in terms of the clinical trial that we were anticipating conducting before the end of this year and filing with Animas, we took a step back and we’re going to work collaboratively with the FDA to get that clinical protocol blessed before we jump into a trial with Animas, so we think we can do it out of the gate. Do it the right way the first time.

Mimi Phem:	Got it. And can you… Separately, can you give us any ballpark figures on how many new centers are prescribing end-dose you sold SEVEN PLUS into, starter kits into for the third quarter?

Terrance H. Gregg:	No, we don’t publish that information (inaudible).

Mimi Phem:	Would you characterize that there’s enough underpenetrated areas out there to continue to expand the number of new centers and prescribing?

Terrance H. Gregg:	Clearly.

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Mimi Phem:	Okay. And then just, is there any current backlog in the back office, like or is that a totally done issue at this point?

Terrance H. Gregg:	It’s a nonissue. I mean we monitor the opportunities. There are basically mathematical models that we use. We know when an opportunity comes in how fast we, depending upon insurance, that that opportunity or that patient has, how fast we can get them through the system. We... Actually it’s all home built. It’s not something you can buy off the shelf. You have to build the software program. But our utilization, so we’ve increased our sales numbers in throughput without increasing the back office folks, so it’s been quite effective and efficient.

Mimi Phem:	And in another separate device sector, I guess they were talking about some pushback from insurers in late September and through October about them adding some requirements for devices and putting more sources behind the preapproval process. Did you see anything new over the last month or two on the payer side where they’re trying to make it harder at all?

Terrance H. Gregg:	No. Actually, if anything, we’ve seen a couple of the Blues modify their criteria to make it easier, and we think that’s going to continue to move in that direction; and then on top of that, you have ACE coming out last month with a very strong statement, so I don’t see any of that. The data is irrefutable. No matter where you look, anything associated with CGM shows that two things. Number one) you can reduce your A1c significantly without the increase in hypoglycemia, and the second) The more you use it, the better the results, so I.. The one thing we would like to see obviously is an economic analysis applied to that that shows the payer system, which we believe wholeheartedly that there will be a reduction in the payments for patients with diabetes in terms of the consequences of diabetes in terms of the morbidity clinical complications as a result of better glycemic control.

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Mimi Phem:	And one last question if I can ask. I think before you talked about your sales strategy, you were going to focus more time on MDI patients while your pump partners focused on the pump market. Now that that’s pushed out, are you going to add more marketing dollars and resources towards the pump market through — over the next year?

Terrance H. Gregg:	No. I think our strategy is — stays the course. I think our pump partners have an incentive, appropriate incentive. But even without a combined system at this point, for them knowing that it is on the horizon, it’s just the horizon got a little bit further out, but they are highly motivated to get their pumps. And so they’re still in today more of an informal effort, but we’re still getting referrals from our pump partners, and I think that’s still the strategy and course of direction that we’ll choose to take.

Mimi Phem:	Okay, thank you so much.

Operator:	Our next question comes from Jonathan of Suntrust Robinson. Please go ahead.

Jonathon Block:	Thanks; and good afternoon, guys. Maybe first question, Jess, just when I look at R&D, it stepped up a little bit here in the third quarter and just curious with some of your commentary, how we can look at that going forward? In other words, does it sort of flatten out from here because I’m guessing based on your commentary, the total spend is now likely to occur over a longer period of time?

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Steven R. Pacelli:	Yeah. This is Steve. I think that’s right. I mean look, there’s some additional spend that we’ll incur during the first part of next year as we kind of look to enhance some of these clinical trials. We’ll do an expanded Gen IV trial. We’ll get through the trial with Animas, et cetera, so I would say that — and then mindful that we need — and I hope Terry emphasized it sufficiently, we need to keep our eye on innovation and on the Gen V. So certainly the R&D dollars are not going to go down particularly in the first part of next year, but slight — flat to slight uptick from where we are today I think is reasonable, and then I think as you get out into the 2012/2013 timeframe is where you start to see that come down.

Jonathan Block:	Okay great. And then, Terry, sorry to circle back on this one, just a lot of moving parts with the FDA, and I just want to make sure I’ve got it correctly. On the Gen IV, now you’re going to go ahead and file the new hardware platform with the Gen IV. Does that add any complexity to a filing where it’s a lot of uncertainty with the FDA right now? In other words, you’ve gotten the question from Gen IV, if you sort of stayed the course and you get that through, now that you’re doing what looks like a combined filing, could they come back to you: You’ve got to make some change on the hardware side, and ultimately the whole thing gets kicked back to you in ‘11?

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Terrance H. Gregg:	No, I think if you look at the hardware, typically these would be relatively small PMA supplemental filings. If you… From the hardware standpoint, you look at: What are you doing? I mean the screens the same. It’s really the form factor is smaller; you’ve gone to a color screen versus an LED that we use now, so I don’t see… We tried to keep it as much the same in terms of the screens and what the patient would see in order to avoid that potential problem. We will do a human factors evaluation, which is required regardless if we were combining it in a single file if we had to do, we would submit that anyhow. That’s a standard requirement. The transmitter is, for all purposes, it’s an improved transmitter. We get greater range. There’s just some nice attributes to it. But again, from the FDA standpoint, it’s no real change from what we’re doing today. We’re moving from — on the transmitter from 402 megahertz to 2.4 gigahertz, but it’s a standard transmission that they see all the time. So as long as we’re able to do the basic fundamental testing, we know what it is and satisfy that. I don’t believe that makes it any more complicated at all. It’s really the Gen IV sensor has been the bulk of them asking for more information.

Jonathan Block:	Understood. And maybe just one or two more. You mentioned building the inventory in 4Q as Flextronics takes you guys over the production over to China. So first a little one, just in terms of gross margin, so we think about inflating 4Q in and around, what, a 100 to 200 bps and then sequentially comes out as you work down the inventory in the first half of ‘11?

Jess Roper:	Yes, that’s correct. When we’re talking about margin, we’re talking about building in this case sensors as well as hardware. So when we shut down the line in January for those first two weeks, we’ll build up some additional sensors. There’s some overhead that we’ll absorb in that, and we do expect kind in the range of one to three margin points that we might have higher in Q4 and then there’d be a little softening in Q1 as we don’t need to build as many sensors.

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Jonathan Block:	Okay great. And last one, I hate to sound so conservative with the FDA, but what is… From an inventory standpoint, I think you said you expect the FDA to sign off in China in 1Q11, where could go from an inventory standpoint, God forbid, that timeline were to slip three or six months?

Steven R. Pacelli:	That’s the whole purpose of building up this inventory. Without giving specifics, we have plenty of runway, and that’s really the exercise that we’re undertaking here with some of the inventory. We started - - the hardware we started to build in the third quarter and will continue in the fourth.

Jess Roper:	If you look, we added about roughly 2.3 million in inventory. Most of that in Q3 was hardware-related. We’ll add — don’t have the exact number, but another a million or two probably in Q4 between a mix of hardware and sensors.

Jonathan Block:	Understood. Thanks for your time, guys.

Terrance H. Gregg:	Yep.

Operator:	Our next question comes from John of Capstone Investments. Please go ahead.

John Putnam:	Yeah, thanks very much. Terry, given the intensity of the discussion with the agency, can you — do you have any feel I guess as to where this process is? Are we just in the beginning? Have you reached the middle? I’m sure you haven’t reached the end.

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Terrance H. Gregg:	Well I’ve been doing this for 40 years and I will tell you this is the worst that I’ve ever seen it in 40 years of medical device experience, and I think most CEOs would echo my comment. I don’t think we’re at the end. I think the… It’ll be interesting to see with the election the way that it went yesterday how much more pressure is brought to bear. We’ve already seen the dozen or so Congress people respond in a very negative way. I was… While I was in DC a couple weeks ago, I went to Congressman Bill Bray’s office to meet with his chief of staff up on the Hill to talk about us as an employer in San Diego in a growing entity and there were lots of industry people up on Capitol Hill visiting their local Congress people to express the same kind of concerns and sentiment, so time will tell. We saw this before. Not like this. We saw this during the Clinton administration…

John Putnam:	Right.

Terrance H. Gregg:	...with David Kessler. That was more of an enforcement-minded. This is more big government - we know what’s best for you, and you saw how the voters responded to that kind of philosophy yesterday. So it’s just — it’s a timing issue. But we’re stuck with this no matter what, my guess, is two to four years.

John Putnam:	Understood. Did they respond at all to the congressional letter, the one you mentioned in October?

Terrance H. Gregg:	I’ve not seen any public response. There was a meeting this week in Cleveland. I believe Dr. Hamburg spoke from that. We have an individual on our staff that was there. She did not comment on anything that Dr. Hamburg spoke of relative to that letter from the various Congress people.

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John Putnam:	Thanks. On another issue, I just wondered where you were on pediatric approval?

Terrance H. Gregg:	Well it’s interesting because we did in fact complete a pediatric trial with Gen IV. The results were outstanding and now... But we finished that trial before we got the letter from the agency asking for more information on Gen IV in the adult population, so we’ve got to go back there. I’m not quite sure what we do with this pediatric pivotal trial information, if it will be sufficient or if they will require us to do another clinical trial. Don’t know the answer.

John Putnam:	Wow. Okay, thanks very much.

Terrance H. Gregg:	Yeah.

Operator:	Our next question comes from Greg of Boenning. Please go ahead.

Greg Chodaczek:	Hi, guys. I know it’s getting late, so we’ll be quick with this. Terry, at the beginning of the year, you were talking about high deductibles and co-pays pushing back the purchasing decisions of many of your potential customers. Do you see that waning a little bit as we get into the last half of the year?

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Terrance H. Gregg:	Well, yeah, we don’t see any of that right now. I mean all the whole flexible spending accounts and so forth, we’re not seeing any of that. Obviously, we’ve got Q1 looming in front of us and I would say again that typically in the durable medical equipment business, Q1 is soft and we expect the January, even into February if it’s repeat of last year, January was very soft, half of February was soft, and then we started roaring back in second of February, and March was an outstanding month. I’m predicting and internally we’re anticipating that that’s going to be a repeat of last year into the first quarter. But right now, nothing that we’re seeing and just the opposite, we’re showing a strong fourth quarter as we expected.

Greg Chodaczek:	All right. So that kind of fizzles out last part of February and by March, you’re back to normal?

Terrance H. Gregg:	That’s what happened in this year. So unless something changes in the healthcare environment that would alter that, it’s pretty predictable.

Greg Chodaczek:	Okay. And with regards, and maybe this is for Jess… With regards to the ASPs on the starter kits, why are those creeping up?

Jess Roper:	We’ve had opportunities to amend our contracts to some of the payers and then the new payers that we entered into, we’re in a more favorable pricing than they we were initially when we started this a couple years ago.

Greg Chodaczek:	And do you see that trend continuing?

Jess Roper:	I… Well…

Steven R. Pacelli:	That’s a great question.

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Jess Roper:	That’s a good question. I don’t know if I would count on just continued pricing forever, but we’ve made some good traction so far.

Steven R. Pacelli:	Greg, just as some color, I don’t know — you haven’t been following the Company quite as long, but if you look back historically back when we were cash pay business, our (inaudible)…

Greg Chodaczek:	Right.

Steven R. Pacelli:	…kits were in the $4- or 500 range, crept up into the $600 range, so I think we’ve done an outstanding job. Our contracting team has done an outstanding job of moving that ASP to where it is today, creeping into that $800 range. I don’t how much more room there is to go quite honestly. So long as we can maintain that positive ASP, I think we’re pretty pleased with our pricing.

Greg Chodaczek:	Yeah, I was little shocked when he said 800. I was tapping at about 800, but that was in the middle of next year, but we can adjust that slightly. And with regards to the insulin pumps, Terry, this is more of a comment than a question, I think you’re spot on with regards to 510(k)s for insulin pumps. I think they’re using your old device, the old 508 insulin pump, for their predicate devices. I mean and that’s a long time ago, so I think that continues. So I wish you the best on that one. All right, guys, thank you. I appreciate it.

Steven R. Pacelli:	Thanks, Greg. Take care.

Operator:	Our next question comes from Vivian of Federated Coffman. Please go ahead.

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Vivian Wohl:	Hi, guys. A couple of questions on the FDA timelines. Are you still thinking that the Animas in combo with the Gen IV could get filed before or after the Gen IV is approved?

Terrance H. Gregg:	No, it will be filed before the Gen IV is approved.

Vivian Wohl:	Okay. So in other words, they can process that in parallel?

Terrance H. Gregg:	Yeah, it’s in lockstep with the Gen IV. That’s our intent that once that Gen IV gets filed, the Animas Gen IV combination will be filed very quickly thereafter.

Vivian Wohl:	And the same would be true then for the Insulet as well, whatever path they go down, they wouldn’t need to wait for the Gen IV (inaudible)…

Terrance H. Gregg:	No, they would not need to wait for the Gen IV to have a formal PMA approval.

Vivian Wohl:	Okay. And then do you get a sense from Animas that they would be willing to commit to a full launch in Europe before the U.S. approval?

Terrance H. Gregg:	Yes, I think they just looked at the regulatory landscape for J&J, not just Animas, and said, “This is what we’re going to have to live with,” and we need to get that product out in the market wherever they’re allowed to first. So we’ve jointly said we would go out into the European market first.

Vivian Wohl:	Okay, thank you.

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Terrance H. Gregg:	Uh-huh.

Operator:	Our final question comes from Bill of Canaccord Genuity. Please go ahead.

Bill Plovanic:	Great. Thanks. Just a couple points of clarity. One) ASP on the disposables, and then two) I know you don’t normally do this, but you seem to be very confident about Q4. I was wondering if just directionally in terms of new patient additions, you might give us some color. Is that going to be up 10%, up 20%, up 30%, that would be helpful, from Q3? Thanks.

Terrance H. Gregg:	Well I’ll Jess answer the ASP on the sensors.

Jess Roper:	The sensors is hovering right around 60, just a little north of $50 per sensor.

Terrance H. Gregg:	So we’ve seen that stay pretty consistent over the last several quarters. Yeah, listen, I’m not going to give guidance percent-wise. We’re having… We’re four days into November. We’ve got October behind us. We’re happy with what we’re seeing both from the patients we’ve already shipped and what’s in the opportunity going forward. I’ve been out in the field recently. I’m happy with what I’m hearing out there from the prescribers and our sales force, so I would just say, again, each quarter I say that we should do more than we did the last quarter. I’ll say Q1’s always the toughest, so that’s soft. But certainly going into the fourth quarter, we should see sequential growth from the third quarter and I would be — probably get fired if we don’t, so I am highly motivated.

Bill Plovanic:	Okay thanks.

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Operator:	That was our final question. Terry, did you have any closing remarks?

Terrance H. Gregg:	Just a couple. In summary, we have created a very special Company and we are being rewarded by the patients we serve in the healthcare providers we help. CGM continues to become more important in the therapy (inaudible) to combat the complications of diabetes and excessive glycemic variability. DexCom is the continuous glucose sensor of choice by healthcare professionals. We are the technology leader and we expect to maintain our leadership position in the future with our Gen IV, Gen V, and future technologies. We are the sensor of choice in more than a dozen artificial pancreas projects around the world, and there’s a reason we are the sensor of choice. Thank you.

Operator:	Thank you, ladies and gentlemen. This concludes today’s teleconference. Thank you for participating. You may now disconnect.

Please Note:	* Proper names/organizations spelling not verified.
[sic] Verbatim, might need confirmation.
— Indicates hesitation, faltering speech, or stammering.

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